EXHIBIT 10.1
Voting Agreement
     This Agreement (“Agreement”) is made and entered into as of the ___ day of ___, 2006, by and between the undersigned stockholder (the “Stockholder”), of Metrocorp, Inc., an Illinois corporation (the “Company”), and National Bancshares, Inc., an Iowa corporation (“Parent”).
WITNESSETH:
     WHEREAS, the Company, Parent and NBI Acquisition Corp., an Illinois corporation and a wholly-owned subsidiary of Parent, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as March 20, 2006 (the “Merger Agreement Date”) (capitalized terms used but not defined in this Agreement shall have the meanings given them in the Merger Agreement);
     WHEREAS, under the Merger Agreement, Parent has the right to terminate the Merger Agreement in the event that voting agreements in the form of this Agreement covering no less than 25% of the outstanding shares of the Company have not been delivered to Parent within 15 following the Merger Agreement Date; and
     WHEREAS, the Stockholder is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Stockholder’s name on Schedule 1 attached hereto and has agreed to vote such Stockholder’s Company Common Shares pursuant to the terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Stockholder and Parent hereby agree as follows:
     Section 1. Voting of Shares. The Stockholder hereby agrees that at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, such Stockholder shall vote the Company Common Shares which such Stockholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would knowingly result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Stockholder, in his or her capacity as a director or officer of the Company, from discharging his or her fiduciary duties to the Company. Each Stockholder agrees that the Company shall be authorized to include in any proxy material transmitted to stockholders of the Company, a statement to the effect that the Stockholder is a party to this Agreement and has committed to vote in favor of the transactions contemplated by the Merger Agreement.
     Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (i) the Effective Time (as defined in the Merger Agreement), (ii) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept a Superior Proposal from a third party pursuant to Section 6.06 of the Merger Agreement; or (iii) December 31, 2006.

     Section 3. Covenants of Stockholders. The Stockholder agrees not to, except to the extent required by this Agreement (i) grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; (ii) without the prior written consent of Parent, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company; (iii) transfer any shares of Stockholder’s Company Common Shares listed as owned on Schedule 1; or (iv) allow any liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (a) pledges for loans entered into in the ordinary course and (b) rights of Parent and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement) if any of the foregoing actions is intended to or would be reasonably likely to have the effect of avoiding the obligations of the Shareholder under this Agreement.
     Section 4. Representations and Warranties of Stockholders. The Stockholder represents and warrants to Parent as follows: (a) such Stockholder is entitled to vote in accordance with such Stockholder’s commitments under this Agreement the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and, does not own, have the right to vote or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Stockholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Stockholder is a party or is subject; and this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding agreement of such Stockholder, enforceable in accordance with its terms; and (c) such Stockholder’s Company Common Shares listed as owned on Schedule 1 hereto are owned by such Stockholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Parent and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement), and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Stockholder’s Company Common Shares.
     Section 5. Representations and Warranties of Parent. Parent has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Parent is a party or is subject; and this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable in accordance with its terms.
     Section 6. Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement to a direct or indirect wholly owned subsidiary or affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder.
     Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Stockholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent shall be entitled to injunctive relief to prevent breaches of this

Agreement by the Stockholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Parent is entitled at law or in equity.
     Section 8. Further Assurances. Each Stockholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.
     Section 9. Entire Agreement and Amendment.
          (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.
          (b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
     Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally at the address set forth herein for Parent or the address on Schedule 1 for each of the Stockholders, when sent by facsimile or other electronic transmission to the respective facsimile transmission numbers of the parties with telephone confirmation of receipt, or the day after sending by recognized overnight courier or if by the United States registered or certified mail, return receipt requested, postage prepaid two days after deposit therein.
     Section 11. General Provisions. This Agreement shall be governed by the laws of the State of Illinois. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
National Bancshares, Inc., an Iowa corporation:

By:

Its:

Address for Notices:	With a copy to:
National Bancshares, Inc.	Christopher J. Zinski, Esq.
852 Middle Road	Schiff Hardin LLP
Bettendorf, Iowa 52722	6600 Sears Tower
Attn: Daniel Westrope	Chicago, Illinois 60606-6473
Facsimile No.: (563) 823-3335	Facsimile No.: (312) 258-5600

Stockholder:

Schedule 1

Name, Address and Facsimile	Number of Company Common
Number of Stockholder	Shares Owned by Stockholder